Filed Pursuant to Rule 424 (b)(5)
Registration No. 333-208788

Prospectus

Common Stock

We have entered into a sales agreement with Cantor Fitzgerald & Co. relating to shares of our common stock offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock, $0.0001 par value per share, having an aggregate offering price of up to $15,081,494 from time to time through Cantor Fitzgerald & Co., acting as agent.

Our common stock is listed on the NYSE MKT under the symbol “IMUC.” On January 15, 2016, the last reported sale price of our common stock was $0.25 per share.

As of January 15, 2016, the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $22.4 million, based on 89,790,823 shares of outstanding common stock held by non-affiliates, at a price of $0.25 per share, which was the last reported sale price of our common stock on the NYSE MKT on January 15, 2016. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on the registration statement of which this prospectus is a part in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through the NYSE MKT, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. Cantor Fitzgerald & Co. will act as sales agent on a best efforts basis and use commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between Cantor Fitzgerald & Co. and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Cantor Fitzgerald & Co. will be entitled to compensation at a fixed commission rate of 3.0% of the gross sales price per share sold. In connection with the sale of the common stock on our behalf, Cantor Fitzgerald & Co. will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor Fitzgerald & Co. will be deemed to be underwriting commissions or discounts.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information contained in and incorporated by reference under the heading “Risk Factors” on page 5 of this prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2016.

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ABOUT THIS PROSPECTUS

This prospectus relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

This prospectus describes the specific terms of the common stock we are offering and also adds to, and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and Cantor has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Cantor is not, making an offer to sell or soliciting an offer to buy our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference into this prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	our ability to fund, enroll and successfully complete the Phase 3 study of ICT-107 and any of our other product candidates;

•	the potential for and timing of development and commercial success of ICT-107;

•	our ability to continue development plans for ICT-140 and ICT-121;

•	the likelihood and timing of regulatory approvals for our product candidates;

•	the potential market opportunities for commercializing our product candidates;

•	our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved for commercial use;

•	estimates of our expenses, capital requirements and need for additional financing;

•	our ability to develop, acquire and advance product candidates into, and successfully complete, clinical studies and trials;

•	the initiation, timing, progress and results of future preclinical studies and clinical trials and our research and development programs;

•	the scope of protection we are able to obtain and maintain for our intellectual property rights covering our product candidates;

•	our use of proceeds from any offering;

•	our financial performance;

•	developments and projections relating to our competitors and our industry; and

•	our ability to sell or manufacture products at commercially reasonable values.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading “Risk Factors” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference into this prospectus, and the information included in any free writing prospectus that we may authorize for use in connection with this offering, including the information referred to under the heading “Risk Factors” in this prospectus on page 5 and in the documents incorporated by reference into this prospectus.

Unless the context suggests otherwise, references in this prospectus to “ImmunoCellular,” “we,” “us” and “our” refer to ImmunoCellular Therapeutics, Ltd. and, where appropriate, its subsidiaries.

ImmunoCellular Therapeutics, Ltd.

We are a biotechnology company that is seeking to develop and commercialize new therapeutics to fight cancer using the immune system.

We have been primarily engaged in the acquisition of certain intellectual property, together with development of our product candidates and the recent clinical testing for our immunotherapy product candidates, and have not generated any recurring revenues. We have recently begun startup and planning activities for our planned Phase 3 trial of ICT-107, our lead product candidate. We have two other product candidates, ICT-140 and ICT-121, both with investigational new drug applications active at the US Food and Drug Administration. We are currently holding the initiation of its ICT-140 trial until we can find a partner for the program to share expenses or until we have secured sufficient financial resources to complete the ICT-107 Phase 3 program. Additionally, we have acquired the rights to technology for the development of certain stem cell immunotherapies for the treatment of cancer.

Company Information

We filed our original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 20, 1987 under the name Redwing Capital Corp. On June 16, 1989, we changed our name to Patco Industries, Ltd. and conducted an unrelated business under that name until 1994. On January 30, 2006, we amended our Certificate of Incorporation to change our name to Optical Molecular Imaging, Inc. in connection with our merger on January 31, 2006 with Spectral Molecular Imaging, Inc. On November 2, 2006, we amended our Certificate of Incorporation to change our name to ImmunoCellular Therapeutics, Ltd. to reflect the disposition of our Spectral Molecular Imaging subsidiary and the acquisition of our cellular-based technology from Cedars-Sinai. Our principal executive offices are located at 23622 Calabasas Road, Suite 300, Calabasas, California 91302 and our telephone number is (818) 264-2300. Our website address is www.imuc.com. Information contained on or accessible through our website is not a part of this prospectus and should not be relied upon in determining whether to make an investment decision.

THE OFFERING

Common stock offered by us pursuant to this prospectus Shares having an aggregate offering price of up to $15,081,494.

Manner of offering	“At-the-market” offering that may be made from time to time through our agent, Cantor Fitzgerald & Co. See “Plan of Distribution” on page 15.

Use of proceeds	We intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes, including research and development expenses and general and administrative expenses. See “Use of Proceeds” on page 6.

NYSE MKT listing	IMUC

Risk factors	This investment involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” on page 5 of this prospectus and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, together with the other information included in or incorporated by reference into this prospectus, before deciding whether to invest in our common stock.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks and uncertainties described below and discussed under the section titled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference into this prospectus in their entirety, as updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, together with the other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the section above titled “Forward-Looking Statements.”

Risks Related to this Offering

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

You may experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

The price per share of our common stock being offered may exceed the net tangible book value per share of our common stock. Assuming that an aggregate of 60,325,976 shares of our common stock are sold in this offering at a price of $0.25 per share, the last reported sale price of our common stock on the NYSE MKT on January 15, 2016, for aggregate gross proceeds of $15,081,494, and after deducting commissions and estimated offering expenses payable by us, you will experience immediate benefit of $0.02 per share, representing the difference between our as adjusted net tangible book value per share as of September 30, 2015 after giving effect to this offering at the assumed offering price. Investors should note that if the net proceeds per share from our sale of common stock at any time exceeds our net tangible book value per share, new investors in this offering will experience immediate dilution. See the section titled “Dilution” below for a more detailed discussion of the dilution you would incur if you purchase common stock in this offering.

In addition, we have a significant number of stock options and warrants outstanding. To the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution.

Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities including shares of our common stock issued upon exercise of options and warrants, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future.

USE OF PROCEEDS

Except as described in any free writing prospectus that we may authorize to be provided to you, we intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes, including research and development expenses and general and administrative expenses. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiating any such transactions. Pending these uses, we intend to invest our net proceeds from this offering primarily in investment grade, interest-bearing instruments. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

DILUTION

Our net tangible book value as of September 30, 2015 was $26.3 million, or $0.29 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale of our common stock in the aggregate amount of $15,081,494 at an assumed offering price of $0.25 per share, the last reported sale price of our common stock on the NYSE MKT on January 15, 2016, and after deducting commissions and estimated offering expenses payable by us, our net tangible book value as of September 30, 2015 would have been $40.7 million, or $0.31 per share of common stock. This represents an immediate decrease in the net tangible book value of $0.02 per share to our existing stockholders and an immediate benefit in net tangible book value of $0.02 per share to new investors. The following table illustrates this per share benefit:

Assumed offering price per share		$0.25
Net tangible book value per share as of September 30, 2015	$0.29
Decrease per share attributable to new investors in this offering	$(0.02)

As adjusted net tangible book value per share after giving effect to this offering		$0.27

Net (benefit) per share to new investors in this offering		$(0.02)

The table above assumes for illustrative purposes that an aggregate of 40,760,795 shares of our common stock are sold at a price of $0.25 per share, the last reported sale price of our common stock on the NYSE MKT on January 15, 2016, for aggregate gross proceeds of $15,081,494. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $0.10 per share in the price at which the shares are sold from the assumed offering price of $0.35 per share shown in the table above, assuming all of our common stock in the aggregate amount of $15,081,494 is sold at that price, would increase our adjusted net tangible book value per share after the offering to $0.31 per share and the dilution to new investors in this offering would be $0.04 per share, after deducting commissions and estimated offering expenses payable by us. A decrease of $0.10 per share in the price at which the shares are sold from the assumed offering price of $0.25 per share shown in the table above, assuming all of our common stock in the gross aggregate amount of $15,081,494 million is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $0.21 per share and the benefit to new investors in this offering would be $0.06 per share, after deducting commissions and estimated offering expenses payable by us. Investors should note that if the net proceeds per share from our sale of common stock at any time exceeds our net tangible book value per share, new investors in this offering will experience immediate dilution. This information is supplied for illustrative purposes only.

The calculations above are based upon 90,310,149 shares of common stock outstanding as of September 30, 2015, which does not include:

•	10,703,654 shares of common stock issuable upon exercise of options outstanding as of September 30, 2015, at a weighted average exercise price of $1.19 per share;

•	28,187,186 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2015, at a weighted average exercise price of $1.11 (without giving effect to any of the antidilution adjustment provisions thereof); and

•	4,111,517 shares of common stock reserved for potential future issuance pursuant to our 2006 Equity Inventive Plan as of September 30, 2015.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consists of 249,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of preferred stock, $0.0001 par value. A description of material terms and provisions of our amended and restated certificate of incorporation and amended and restated bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our board of directors from funds legally available therefor. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of our common stock. All shares of our common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

For so long as Dr. John Yu, a co-inventor of our cellular-based therapy technology and a member of our board of directors, owns shares of our common stock or fully vested immediately exercisable options to purchase shares of our common stock totaling at least 2,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu to continue to serve on our board of directors. For so long as Dr. Yu owns shares of our common stock or fully vested immediately exercisable options to purchase shares of our common stock totaling at least 4,000,000 shares or at least 5,000,000 shares, we have agreed to use commercially reasonable efforts to enable Dr. Yu and either one or two, respectively, of his designees to serve on our board of directors.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 1,000,000 shares preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company, may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock, and may reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Warrants

February 2011 Warrants

The following summary description of the material features of the outstanding warrants that we issued in February 2011 is general and is qualified in its entirety by reference to the form of warrant, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Each warrant represents the right to purchase shares of our common stock at an exercise price of $1.44 per share. Each warrant may be exercised after the date of issuance through and including the date that is five years after the date the warrant is first exercisable.

Exercise. The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the delivery of a written notice in the form attached to the warrant completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised in the form discussed below. Within three trading days, certificates representing the shares of our common stock purchased will be delivered to the warrant holder, or at the warrant holder’s request, the warrant shares will be credited to the warrant holder’s account with the Depository Trust Company. The warrants may be exercised in whole or in part.

Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is (i) no effective registration statement registering the relevant common stock and (ii) no effective registration statement registering the resale of or no current prospectus available for the resale of the relevant common stock by the holder, the holder may elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”

Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Limitations on Exercise. The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.999% (subject to increase, not to exceed 9.999%, in certain circumstances) of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of our common stock issuable upon such exercise). Our obligation to issue shares of our common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of common stock may be issued in compliance with such limitation.

Adjustment. The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. The warrants also provide for a weighted-average adjustment to the exercise price if we issue or are deemed to issue additional shares of our common stock at a price per share less than the then effective exercise price of the warrants, subject to certain exceptions. In the case of certain fundamental transactions, the holders of the warrants will have the right to elect a cash payment in exchange for their then outstanding warrants in an amount equal to the Black-Scholes value of those warrants.

January 2012 Warrants

The following summary description of the material features of the outstanding warrants that we issued in January 2012 is general and is qualified in its entirety by reference to the form of warrant, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Each warrant represents the right to purchase shares of our common stock at an exercise price of $1.41 per share. Each warrant may be exercised after the date of issuance through and including the date that is five years after the date the warrant is first exercisable.

Exercise. The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the delivery of a written notice in the form attached to the warrant completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised in the form discussed below. Within three trading days, certificates representing the shares of our common stock purchased will be delivered to the warrant holder, or at the warrant holder’s request, the warrant shares will be credited to the warrant holder’s account with the Depository Trust Company. The warrants may be exercised in whole or in part.

Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is (i) no effective registration statement registering the relevant common stock and (ii) no effective registration statement registering the resale of or no current prospectus available for the resale of the relevant common stock by the holder, the holder may elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”

Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Limitations on Exercise. The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.99% (subject to increase, not to exceed 9.99%, in certain circumstances) of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of common stock issuable upon such exercise). Our obligation to issue shares of our common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of our common stock may be issued in compliance with such limitation.

October 2012 Warrants

The following summary description of the material features of the outstanding warrants that we issued in October 2012 is general and is qualified in its entirety by reference to the form of warrant, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Each warrant represents the right to purchase shares of our common stock at an exercise price of $2.65 per share. Each warrant may be exercised after the date of issuance through and including the date that is five years after the date the warrant is first exercisable.

Exercise. The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the delivery of a written notice in the form attached to the warrant completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised in the form discussed below. Within three trading days, certificates representing the shares of our common stock purchased will be delivered to the warrant holder, or at the warrant holder’s request, the warrant shares will be credited to the warrant holder’s account with the Depository Trust Company. The warrants may be exercised in whole or in part.

Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is (i) no effective registration statement registering the relevant common stock and (ii) no effective registration statement registering the resale of or no current prospectus available for the resale of the relevant common stock by the holder, the holder may elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”

Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Limitations on Exercise. The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.99% (subject to increase, not to exceed 9.99%, in certain circumstances) of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of our common stock issuable upon such exercise). Our obligation to issue shares of our common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of common stock may be issued in compliance with such limitation.

Adjustment. The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the warrants will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised such warrants immediately prior to such reorganization event.

Rights as Stockholders. The warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

February 2015 Warrants

The following summary description of the material features of the outstanding warrants that we issued in February 2015 is general and is qualified in its entirety by reference to the form of warrant, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Each warrant represents the right to purchase one share of our common stock at an exercise price of $0.66 per share. Each warrant may be exercised after the date of issuance through and including the date that is five years after the date the warrant is first exercisable.

Exercise. The warrants may be exercised on or prior to the expiration date at the offices of the warrant agent, with the delivery of a written notice in the form attached to the warrant completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised in the form discussed below. Within three trading days, certificates representing the shares of our common stock purchased will be delivered to the warrant holder, or at the warrant holder’s request, the warrant shares will be credited to the warrant holder’s account with the Depository Trust Company. The warrants may be exercised in whole or in part.

Payment. The holder shall pay the exercise price in immediately available funds; provided, however, if at any time there is (i) no effective registration statement registering the relevant common stock and (ii) no effective registration statement registering the resale of or no current prospectus available for the resale of the relevant common stock by the holder, the holder may elect to satisfy its obligation to pay the exercise price through a “cashless exercise.”

Fractional Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Limitations on Exercise. The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder does not exceed 4.99% (subject to increase, not to exceed 9.99%, in certain circumstances) of the total number of issued and outstanding shares of our common stock (including for such purpose the shares of our common stock issuable upon such exercise). Our obligation to issue shares of our common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of common stock may be issued in compliance with such limitation.

Adjustment. The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. The warrants provide for a weighted-average adjustment to the exercise price if we issue or are deemed to issue additional shares of our common stock at a price per share less than the then effective exercise price of the warrants, subject to certain exceptions. In addition, in the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of our common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction, we or any successor entity will be required to purchase at a holder’s option, exercisable at any time concurrently with or within thirty (30) days after the consummation of the fundamental transaction, such holder’s warrants for cash in an amount equal to the value of the unexercised portion of such holder’s warrants, determined in accordance with the Black Scholes option pricing model as specified in the warrants.

Rights as Stockholders. The warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 350 Indiana Street, Suite 750, Golden, Colorado 80401. Its phone number is (303) 262-0600.

Listing on the NYSE MKT

Our common stock is listed on the NYSE MKT under the symbol “IMUC”.

DIVIDEND POLICY

We have not paid any dividends on our common stock to date and do not anticipate that we will pay dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the Board of Directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

PLAN OF DISTRIBUTION

In accordance with the terms of our existing Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co., or Cantor, we may offer and sell shares of our common stock having an aggregate gross sales price of up to $25.0 million from time to time through Cantor, acting as agent. As of January 19, 2016, we had issued and sold shares of our common stock having an aggregate offering price of $9,918,506 pursuant to the sales agreement and a prior prospectus and related prospectus supplement. Accordingly, we may offer and sell additional shares of our common stock having an aggregate offering price of up to $15,081,494 pursuant to this prospectus.

Upon delivery of a placement notice and subject to the terms and conditions of the Sales Agreement, Cantor may sell our common stock by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the NYSE MKT, on any other existing trading market for our common stock or to or through a market maker. Cantor may also sell our common stock by any other method permitted by law, including in privately negotiated transactions. We may instruct Cantor not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or Cantor may suspend the offering of common stock upon notice and subject to other conditions.

We will pay Cantor commissions for its services in acting as agent in the sale of common stock. Cantor will be entitled to compensation at a fixed commission rate of 3.0% of the gross sales price per share sold. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse Cantor for certain specified expenses. We estimate that the total expenses for the offering, excluding compensation payable to Cantor under the terms of the Sales Agreement, will be approximately $172,271.

Settlement for sales of common stock will occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and Cantor in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and Cantor may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Cantor will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to solicit offers to purchase the common stock shares under the terms and subject to the conditions set forth in the Sales Agreement. Cantor will act as sales agent on a commercially reasonable efforts basis. In connection with the sale of the common stock on our behalf, Cantor will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Cantor against certain civil liabilities, including liabilities under the Securities Act.

The offering pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all shares of our common stock subject to the Sales Agreement, or (ii) termination of the Sales Agreement as permitted therein. We and Cantor may each terminate the sales agreement at any time upon ten days prior notice.

Cantor and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, Cantor will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus.

This prospectus in electronic format may be made available on a website maintained by Cantor and Cantor may distribute this prospectus electronically.

LEGAL MATTERS

The validity of the shares of common stock being offered has been passed upon for us by Cooley LLP, Palo Alto, California. Cantor is being represented in connection with this offering by Reed Smith LLP, New York, New York.

EXPERTS

Marcum LLP, an independent registered public accounting firm, has audited our consolidated financial statements and the related consolidated financial statement schedule included in our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Marcum LLP’s reports, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35560):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 10, 2015;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 11, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the SEC on August 7, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the SEC on November 9, 2015;

•	our Current Reports on Form 8-K filed with the SEC on March 25, 2015, April 17, 2015, May 19, 2015, June 18, 2015, July 2, 2015, August 14, 2015, August 17, 2015, August 26, 2015, September 14, 2015, September 16, 2015, September 24, 2015, October 7, 2015, October 30, 2015 November 19, 2015, November 23, 2015 and November 25, 2015; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 25, 2012, including any amendments or reports filed for the purposes of updating this description.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

ImmunoCellular Therapeutics, Ltd.

Attn: Investor Relations

23622 Calabasas Road, Suite 300

Calabasas, California 91302

Tel: (818) 264-2300

Common Stock

Prospectus

January 19, 2016